Exhibit 5.1

+ 1 202 663 6000 (t)

+ 1 202 663 6363 (f)

wilmerhale.com

September 18, 2013

Trans Union LLC

TransUnion Financing Corporation

555 West Adams Street

Chicago, Illinois 60661

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Trans Union LLC, a Delaware limited liability company (“Trans Union LLC”) and TransUnion Financing Corporation, Inc., a Delaware corporation (“TransUnion Financing” and together with Trans Union LLC, the “Issuers”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Issuers’ 11.375% Senior Notes due 2018, Series B (the “Notes”) to be offered solely for market-making purposes by an affiliate of the Issuers. The Notes were issued pursuant to an indenture, dated as of June 15, 2010 (as amended by the First Supplemental Indenture dated February 27, 2012 and the Second Supplemental Indenture dated as of March 20, 2012, the “Indenture”), among the Issuers, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes are fully and unconditionally guaranteed (the “Guarantees”) by TransUnion Corp., a Delaware corporation (“TransUnion Corp.”), Diversified Data Development Corporation, a California corporation (“Diversified Data”), TransUnion Healthcare LLC, a Delaware limited liability company (“TransUnion Healthcare”), TransUnion Interactive, Inc., a Delaware corporation (“TransUnion Interactive”), TransUnion Rental Screening Solutions, Inc., a Delaware corporation (“TransUnion Rental Screening”), TransUnion TeleData LLC, an Oregon limited liability company (“TransUnion TeleData”) and Visionary

Trans Union LLC

TransUnion Financing Corporation

September 18, 2013

Systems, Inc., a Georgia corporation (“Visionary Systems,” and together with TransUnion Corp., Diversified Data, TransUnion Healthcare, TransUnion Interactive, TransUnion Rental Screening and TransUnion TeleData, the “Guarantors”).

We are acting as counsel for the Issuers in connection with the Registration Statement. We have examined the Registration Statement, as filed with the Commission, the Indenture, the Notes, the Guarantees and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of such original documents and the completeness and accuracy of the corporate records of the Issuers and the Guarantors provided to us by the Issuers and the Guarantors.

We have assumed the due execution and delivery, pursuant to due authorization, of the Indenture by the Trustee, that the Trustee has all requisite power and authority to effect the transactions contemplated by the Indenture, and that the Trustee or an authenticating agent for the Trustee duly authenticated the Notes pursuant to the Indenture. We have also assumed that the Indenture is the valid and binding obligation of the Trustee and is enforceable against the Trustee in accordance with its terms. We have assumed that there will not have occurred after the date of this opinion, any change in law affecting the validity or enforceability of the Notes or Guarantees, and that the Issuers and the Guarantors shall not have taken any action to rescind or otherwise reduce their prior authorization of the Notes and Guarantees. We are not opining as to the enforceability of the waiver of a jury trial included in the Indenture.

As to matters of Georgia law, for the purposes of our opinion expressed below regarding the binding obligations of Visionary Systems, we have relied on an opinion letter, dated September 18, 2013, from Nelson Mullins Riley & Scarborough LLP to the Issuers and as to matters of Oregon law, for the purposes of our opinion expressed below regarding the binding obligations of TransUnion TeleData, we have relied on an opinion letter, dated September 18, 2013, from Arnold Gallagher, P.C. to the Issuers.

We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York and the State of California, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

Our opinion below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws relating to or affecting the rights of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing and (iii) general principles of equity, including the availability of any equitable or specific remedy, or the successful assertion of any equitable defense.

Trans Union LLC

TransUnion Financing Corporation

September 18, 2013

Based upon and subject to the foregoing, we are of the opinion that the Notes and the Guarantees are valid and binding obligations of the Issuers and the Guarantors, respectively, enforceable against the Issuers and the Guarantors, respectively, in accordance with their terms.

It is understood that this opinion is to be used only in connection with the offer and sale of the Notes while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Validity of the Securities.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Lillian Brown
Lillian Brown, a Partner

3